Exhibit 99.01

FOR IMMEDIATE RELEASE	MICHAEL J. TEW
CannaSys, Inc.
August 17, 2016	1350 17th Street, Suite 150
Denver, CO 80202
(720) 420-1290
http://www.cannasys.com

CANNASYS, INC. PROVIDES COMPANY UPDATE

New Milestones Include Successful Acquisition of Citizen Toke (www.citizentoke.com), Mile High Brands Joint Venture with Gridiron Cannabis Coalition, and Marketplace Launch of O.PenVape Rewards Application

DENVER, CO / ACCESSWIRE / August 17, 2016 / CannaSys, Inc. (OTCQB: MJTK), today issued the following Special Letter to Stockholders from its Chief Executive Officer Michael A. Tew.

Dear Stockholders:

During the past several weeks, we have worked to recapitalize our company to meet our obligations to the holders of our convertible debt as more fully described in our Schedule 14C Preliminary Information Statement that was filed yesterday with the Securities and Exchange Commission (see www.sec.gov/Archives/edgar/data/1417028/000144586616002513/ cannasyspre14c08152016.htm). At the same time, we have continued to build the opportunity portfolio for participants in the ancillary services sector of the cannabis industry.

As we completed the acquisition of Citizen Toke discussed below and sought funding to launch our integrated cannabis-industry service suite, we became limited by the fact that we had no authorized shares that were not outstanding or committed for issuance. Unfortunately, this limitation precluded us from timely executing on our business plan. However, we believe we now have put in motion the appropriate resources and capital strategy to effectuate our new product launches and growth opportunities.

Citizen Toke Acquisition and Launch
On August 10, 2016, we entered into an Asset Purchase Agreement to complete the acquisition of Citizen Toke, a unique text-message-based deals platform focused on user acquisition and customer engagement. Under the terms of a master services agreement with Citizen Toke's previous owner, we have committed $100,000 in additional cash to invest in business development and software improvements to deliver new and more advanced versions of Citizen Toke's software platform.

We have secured several new partners to launch the Citizen Toke platform in Colorado and another exciting partner to launch in California, as we will announce in the coming weeks as those collaborative arrangements are formalized. We are very encouraged by initial feedback from customers, retailers, and branded products companies. This has led us to concentrate our focus on getting Citizen Toke into the market immediately.

Additionally, Ben Tyson, a lead developer of Citizen Toke, became an advisor to CannaSys. Mr. Tyson has over a decade of software development and business development expertise, and he and his team bring a lot of contemporary capability to the table as we focus on next-generation growth opportunities.

Mile High Brands and Gridiron Cannabis
On May 31, 2016, under the terms of our November 2015 share exchange with MHB, Inc. (Mile High Brands), we formed a 51% CannaSys–owned joint venture company, Mile High Branding and Consulting, Inc. Our first product launch with this joint venture is a pain relief transdermal patch in conjunction with the Gridiron Cannabis Coalition. We have already secured distribution partners and retailers throughout Colorado. Given the anticipation that Gridiron Cannabis Coalition has generated for the athletic uses of medicinal marijuana, we are very excited to be a part of Gridiron's unique first product launch, the only product that Gridiron has launched to date. We expect to have the manufacturer begin production of these patches in the next 30 days and begin to market them within Colorado in the fourth quarter of 2016, just as the fall football season swings into high gear.

O.PenVape "O Rewards" Application Launch
In March 2016, O.PenVape's "O Rewards" loyalty application was launched in beta format. This product is based on CannaSys's BumpUp Rewards platform. The product was not available to consumers in a full-use production version until May 2016. Thus far, the application, developed primarily by us and our partners, currently has over 4,000 individual users and is in 30 Colorado stores to date. O.PenVape plans to continue to roll out this loyalty platform to its network of over 1,000 stores in the coming months. We are very excited to be working with O.PenVape on this project. We continue to discuss with O.PenVape's executives the possible collaborative marketing of our other products, including Citizen Toke.

Continued Focus on Growth
As we look ahead, we are focused on new growth avenues to leverage our existing suite of products. We believe that Citizen Toke will be a meaningful part of this growth given its revenue model, attractive customer pricing and economic opportunity, social aspect, and ability to accurately gather end-user statistics within geographies. We believe these are unique capabilities compared with competitive products serving the market today. Early adoption and indications of interest from launch partners have been very supportive of the overall product.

Finally, we are continuing to seek out new acquisition opportunities that are complementary to our existing product base. While the last several months have been a significant challenge from a capital markets perspective, we believe we have a plan that will drive revenue generation and growth in the near term, but also provide tremendous opportunity for scale in the medium- to long-term. We send our sincere thanks to those stockholders that offer continued support. We look forward to providing future updates on trends across our business segments as they become relevant.

Sincerely,

Michael Tew
Chief Executive Officer

For more information please visit: http://www.cannasys.com

About CannaSys, Inc.
We provide marketing technology services in the ancillary space of the cannabis industry. We do not produce, sell, or handle in any manner cannabis products. As the current cannabis industry grows and gains momentum around the country, technology needs for the industry have been largely under-served. Our focus on this niche element of the industry creates many efficient and profitable tools for both industry owners and consumers.

Forward-Looking Statements
The statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, technical advances in the industry as well as political and economic conditions present within the industry. We have no obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement is made.